Exhibit 10.8

Resco, L.P.

August 28, 3012

Davi Luxury Brand Group, Inc.
9426 Dayton Way
Beverly Hills, CA 90210
Attention: Parrish Medley

Re: First Amendment to Lease

Dear Mr. Medley:

Enclosed please find a fully executed original of the First Amendment to your Lease. I apologize for the delay in sending this to you. My brother Robert and I have been traveling extensively which caused the delay. Thank you for your patience.

Yours truly,

Allen Resnick

AR:
cc: Robert Resnick

FIRST AMENDMENT TO
STANDARD INDUSTRIAL/COMMERCIAL MULTI-TENANT LEASE - NET

This First Amendment to Standard Industrial/Commercial Multi-Tenant Lease - Net ("**First Amendment**") is entered into as of July 6, 2012 by and between Resco, L.P., a California limited partnership ("**Lessor**"), and Davi Luxury Brand Group Inc., a Nevada corporation ("**Lessee**"). Unless otherwise defined herein, all capitalized terms in this First Amendment shall have the same meaning as defined in the Standard Industrial/Commercial Multi-Tenant Lease - Net between Lessor and Lessee, dated for references purposes only January 18, 2011 ("**Lease**"). In consideration of the agreements in this First Amendment and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by both parties, Lessor and Lessee agree to amend the Lease as follows:

1. Extension of Term. Paragraph 1.3 of the Lease is hereby amended to extend the Original Term through and including January 31, 2016, which shall be the new Expiration Date under the Lease.

2. Base Rent During Original Term. Paragraph 1.5 of the Lease is hereby amended to reflect the revised Base Rent as follows:

Period of Original Term	**Monthly Base Rent**
April 1, 2011 through January 31, 2012	$5,400.00
February 1, 2012 through January 31, 2013	5,562.00
February 1, 2013 through January 31, 2014	5,728.86
February 1, 2014 through January 31, 2015	5,900.73
February 1, 2015 through January 31, 2016	6,077.75

3. Option to Extend. Lessor grants to Lessee one option to extend the Original Term ("**Option**") for a period of two (2) years ("**Option Term**") pursuant to the following terms and conditions.

(a) Exercise of Option. Lessee may exercise the Option by written notice to Lessor ("**Option Notice**") which Lessor must receive between May 1, 2015 and July 31, 2015 ("**Exercise Period**"). If Lessor does not receive Lessee's Option Notice during the Exercise Period, the Option shall expire automatically without further notice and be of no further effect.

(b) Conditions to Exercise of Option. Lessor's right to exercise the Option is subject to satisfaction of the following conditions precedent: (i) the Lease shall be in effect on the date Lessor receives Lessee's timely Option Notice and on the last day of the Original Term; (ii) there shall be no uncured default by Lessee under the Lease from the time Lessor receives Lessee's timely Option Notice through and including the last day of the Original Term; (iii) there shall have been no material adverse changes in the financial condition of Lessee, nor material decreases in the gross sales of Lessee at the Premises, at any time prior to the beginning of the

Option Term; (iv) Lessee shall have been open and operating its business in the Premises on a full-time basis from the date Lessor receives Lessee's timely Option Notice through and including the last day of the Original Term; and (v) Lessee's timely Option Notice, once received by Lessor, shall be irrevocable.

(c) Base Rent During Option Term. Base Rent during the Option Term shall be as follows:

Period of Option Term	Monthly Base Rent
February 1, 2016 through January 31, 2017	Greater of $6,260.08 or Fair Market Rental
February 1, 2017 through January 31, 2018	103% of Base Rent during the first 12 months of the Option Term

(d) Fair Market Rental. The **"Fair Market Rental"** for the Premises shall be as agreed in writing by Lessor and Lessee. If Lessor and Lessee shall not have agreed in writing by the beginning of the Option Term, then, Fair Market Rental shall be as designated by Lessor, subject to adjustment, as follows. Within thirty (30) days after the beginning of the Option Term, Lessee and Lessor shall agree in writing upon one appraiser who shall determine Fair Market Rental. If the parties are unable to agree on a single appraiser, then, each party shall designate its own appraiser within forty-five (45) days after the beginning of the Option Term, and the two appraisers shall agree upon a third appraiser within sixty (60) days after the beginning of the Option Term. Within thirty (30) days after the selection of a third appraiser, the appraisers shall determine Fair Market Rental by majority vote. If for any reason Fair Market Rental has not been determined pursuant to this procedure, then, either party shall have the right to file an action in any court of competent jurisdiction to establish Fair Market Rental. Within thirty (30) days after the determination of Fair Market Rental, Lessor shall reimburse Lessee for any overpayment of Fair Market Rental during the Option Term, and Lessee shall pay to Lessor any shortfall in Fair Market Rental during the Option Term.

4. Security Deposit.

(a) Amount of Security Deposit. As of February 1, 2012, the Security Deposit shall be $22,248 and upon the execution of this First Amendment Lessor shall deposit with Lessee the additional amounts (if any) that are needed to increase the total Security Deposit to $22,248. So long as Lessee is not in default under the Lease, as of February 1, 2013 the Security Deposit shall be reduced to an amount equal to two (2) months' Base Rent, and Lessee agrees to deposit additional funds with Lessor each time the monthly Base Rent increases so at all times the Security Deposit shall be equal to two months' Base Rent.

(b) Application of Excess Funds to Base Rent. So long as Lessee is not in default under the Lease, Lessor agrees to apply the following amounts of the Security Deposit to Base Rent: (i) $5,728.86 will be applied to pay Lessee's entire Base Rent for the month of February 2013; and (ii) $5,061.80 will be applied to pay a portion of Lessee's Base Rent for the

month of March 2013, and Lessee will timely pay the remaining $667.18 of Base Rent for March 2013.

5. Improvement Rent Credit. Lessor shall reimburse Lessee for one-half (1/2) of Lessee's documented, actual out-of-pocket cost, up to a maximum of Four Thousand Dollars ($4,000) of Lessee's cost to replace the HVAC unit serving 9426 Dayton Way. Lessor shall provide such reimbursement to Lessee in the form of Monthly Base Rent credits ("Improvement Rent Credits") upon completion and proof of payment of the removal and disposal of the existing unit and installation of the replacement unit. All work is to be proposed and completed in accordance with Paragraph 7.3 of the Lease. The Improvement Rent Credits shall be for hard costs of construction only, and not for any soft costs (e.g., costs for architects, engineers, consultants, and permits and fees).

6. Corrected Exhibit A-1. Exhibit A-1 to the Lease is hereby deleted in its entirety and replaced with the corrected version of Exhibit A-1 which is attached to this First Amendment and hereby incorporated into the Lease.

7. Confidentiality. Lessee agrees to keep the existence and contents of the Lease, this First Amendment, all subsequent amendments, and all exhibits and addenda to the Lease (collectively, "**Lease Documents**") strictly confidential, and not to disclose the existence or contents of any Lease Documents to any third parties, including without limitation other current or prospective tenants of Lessor, except as necessary to communicate with Lessee's attorneys, accountants or consultants who agree to be bound by the confidentiality provisions of this First Amendment, or pursuant to an order of a court or judicial agency with competent jurisdiction, or pursuant to a lawful discovery request in a legal action; provided, upon any request for disclosure, Lessee shall immediately notify Lessor, and upon request by Lessor, Lessee shall use its good faith best efforts to cooperate with Lessor to obtain a protective order or take other appropriate action to prevent or minimize the disclosure to the extent reasonably practicable.

8. Miscellaneous. Except as expressly modified by this First Amendment, all provisions of the Lease shall remain unchanged and in full force and effect. This First Amendment may be signed in counterparts. Signatures that are sent by fax or by email in PDF format are binding upon receipt. This First Amendment shall be governed by the laws of the State of California without regard to choice of law or conflicts of laws principles. Any provision of this First Amendment that may be prohibited or held invalid, void, or unenforceable shall be ineffective only to the extent of such holding and shall not invalidate any of the remaining provisions hereof. The persons executing this First Amendment on behalf of Lessor and Lessee represent and warrant that they have the necessary authority to: (a) enter into this First Amendment on behalf of Lessor and Lessee; and (b) bind Lessor and Lessee to the terms of this First Amendment.

The parties have executed this First Amendment as of July 6, 2012.

RESCO L.P.
a California limited partnership

By: ______________________
Allen Steven Resnick, Trustee
of The Allen Steven Resnick
Living Trust Dated May 1, 1997
General Partner

By: ______________________
Robert D. Resnick, Trustee of The
RDR Living Trust of 1996
General Partner

DAVI LUXURY BRAND INC.
a Nevada corporation

By: ______________________
Parrish Medley
President

LA 8716937v2

EXHIBIT A-1
9426 DAYTON WAY
Floor Plan 1st Floor


Parking
9426 Dayton Way
Lease Space
Not a Part
270
Beverly
Not a Part
268
Beverly

Not to Scale: All dimensions and walls are estimated